Exhibit 99.1

NEWS BULLETIN	RE:
FROM:
2101 Faraday Ave. Carlsbad, CA 92008 (760) 603-9120 NASDAQ: VMTI

FOR FURTHER INFORMATION

AT VISTA MEDICAL TECHNOLOGIES: John R. Lyon President jlyon@vistamt.com (760) 603-9120	AT FINANCIAL RELATIONS BOARD: Tony Rossi Investor and Media Contact trossi@financialrelationsboard.com (310) 407-6563

FOR IMMEDIATE RELEASE

December 23, 2003

VISTA MEDICAL AGREES TO SELL VISUALIZATION TECHNOLOGY BUSINESS

Company Will Now Focus Exclusively On Obesity Surgical and
Medical Management Services Business

Carlsbad, CA, December 23, 2003 – Vista Medical Technologies, Inc, (NASDAQ: VMTI) today announced that it has agreed to sell its Visualization Technology business, based in Westborough, MA, to Viking Systems, Inc. (VKSY:PK) for a combination of stock in Viking, royalties and other cash payments.  This transaction is subject to the approval of Vista Medical’s stockholders: if approved, it is expected to close in the second half of January, 2004.  Over a five year period, the royalty and cash payments will range between a minimum of $1,475,000 and an approximate maximum of $5,500,000, dependent on the performance of the acquired business unit.  The stock received in Viking will represent approximately ten percent of its fully diluted equity at the time the transaction closes.  Vista Medical and Viking have also agreed to negotiate a joint Marketing and Technology Agreement for the Obesity Surgery market.

President and Chief Executive Officer of Vista Medical, John R. Lyon, said, “we believe that the sale of the Visualization Technology business to Viking represents an important positive transition for Vista Medical.  We retain a strategic interest, via our stockholding, in the future success of the technology, which is now incorporated within a company and business model which is planned to have the financial resources and critical mass necessary for growth in today’s medical device market.  At the same time, we can now exclusively focus our attention and resources, including the cash flow from this transaction, on developing our Obesity Surgical and Medical Management Services business. Since the recent appointment of Dr. Michael H. Owens as President of this unit, we have revised our business model to include major new consulting products including program management, which we will be introducing to the market in early 2004.  As such, Vista Medical is being repositioned as a pure-play niche health care services company focused on products and services for the disease management of severe obesity.”

Viking Systems, Inc.

The vision statement of Viking Systems, Inc., is to be recognized as the market leader in the development of integrated imaging, information and surgical control technologies that significantly enhance performance and patient outcomes of complex surgical procedures.  Viking plans to complete a series of acquisitions in the medical device market focused on companies with vision, optics, laser, sensor and other technology.  Following a recent change in control, the principal investor in Viking is Donald E. Tucker, a Senior Partner with the world’s largest consulting and technology company, with over 24 years of consulting experience across a number of industry segments.  He has held several management and leadership positions during his career and currently has global responsibility for the Medical Technology, Diagnostics and Devices industry segment, as well as the west coast biotech/pharmaceutical market.  He has primary responsibility for establishing global market and operational leadership in these industry segments and is an advisor to a number of associations in the life sciences industry.  Mr. Tucker is an expert in the strategy, planning and implementation of large-scale complex change programs with extensive experience in new product development, supply chain management and commercial operations.  He has served numerous Fortune 100 companies in planning and executing global mergers, consolidating operations and implementing new strategic capabilities.  He has worked extensively throughout the Americas and Europe.  From 1997 to 2000, Mr. Tucker led the development and operations of the company’s west coast Business Launch Center, where over 16 new technology-centric businesses were formed, funded and launched.

The President of Viking, following the change in control, is Thomas B. Marsh.  Mr. Marsh is a Partner and Co-founder of Marsh+Flagg, a merger and acquisition advisory firm and serves as a Director and Secretary/Treasurer of PurchaseSoft, Inc.  Previously he has been CEO of Co-Mack Technology, CEO of Emark Corporation and President of Spectrum Companies International.

Viking is headquartered in La Jolla, CA; its website is www.vikingsystems.com.

Vista Medical Technologies, Inc.

Vista Medical Technologies, Inc. operates two business units.  The Obesity Surgical and Medical Management Services business, based in Carlsbad, CA, provides services to physicians and hospitals involved in the surgical treatment of morbid obesity.  Our services include management of the Laparoscopic Bariatric Surgery Preceptorship, a comprehensive introduction to starting a minimally invasive gastric bypass surgical program.  Additionally, we offer systems, consulting and program management services which enable the efficient operation of obesity surgery programs.  The Visualization Technology business, based in Westborough, MA, develops, manufactures and markets products that provide information to physicians performing minimally invasive general surgical, cardiac surgical and other selected endoscopic and interventional procedures.  Our technology products combine a head mounted display with video cameras to provide surgeons with critical visual information during complex minimally invasive procedures, and also incorporate the benefit of viewing complementary information in a voice-controlled, picture-in-picture format, to facilitate real-time decision making during surgery.  The Visualization Technology business also manufactures compact, high-resolution endoscopic cameras for original equipment manufacturer customers and strategic partners.  Vista Medical Technologies is traded on the NASDAQ SmallCap Market under the stock symbol VMTI.  The Company’s Internet Website is www.vistamt.com.  Information on the Company’s nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of Vista Medical.  Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: our ability to raise additional capital to fund our operations and execute our business plan; our ability to penetrate the market for obesity surgery management services; development, manufacturing, shipment, global economic and distribution risks and customer acceptance.  Other risks inherent in our business are described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2002 and our most recent quarterly report on form 10-Q.  We undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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